SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

ARTICLES OF AMENDMENT

THIS IS TO CERTIFY THAT:

FIRST: Article SECOND of the charter of Seligman Premium Technology Growth Fund, Inc., a Maryland corporation (the “Corporation”), is hereby amended to change the name of the Corporation to Columbia Seligman Premium Technology Growth Fund, Inc.

SECOND: The amendment to the charter of the Corporation as set forth above has been duly approved by a majority of the entire Board of Directors, and the amendment is limited to a change expressly authorized by section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: These Articles of Amendment shall be effective at 4:01 p.m., Eastern Daylight Time, on September 24, 2010.

FOURTH: The undersigned President acknowledges these Articles of Amendment to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and attested to by its Assistant Secretary as of the 30th day of August, 2010.

ATTEST:	SELIGMAN PREMIUM TECHNOLOGY GROWTH FUND, INC.

/s/ Joseph L. D’Alessandro	By:	/s/ J. Kevin Connaughton
Joseph L. D’Alessandro		J. Kevin Connaughton
Assistant Secretary		President